EXHIBIT 23(H)(XIII) UNDER FORM N-1A
                                           EXHIBIT 10(H) UNDER ITEM 601/REG. S-K
                           FUND ACCOUNTING AGREEMENT


       AGREEMENT made as the 23rd day of June, 2006, between HUNTINGTON NATIONAL BANK, N.A. ("Huntington"), a national bank having its principal place of business at 41 S. High St., Columbus, Ohio, 43287, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), a corporation organized under the laws of the State of Delaware and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

       WHEREAS, Huntington has entered into a Financial Administration and Accounting Services Agreement, dated June 23, 2006 (the "Services Agreement"), with The Huntington Funds (the "Trust"), a Delaware statutory trust registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended, (the "1940 Act"), concerning the provision of various services, including but not limited to fund accounting services;

       WHEREAS, Huntington desires that BISYS perform certain fund accounting services for each series of the Trust currently existing as set forth in Schedule A hereto, and such additional series as may hereafter be created (such series are individually referred to herein as a "Fund" and collectively as the "Funds"); and`

       WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

       NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

       1.    Services as Fund Accountant.

             (a) Maintenance of Books and Records. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                    (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                    (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(I) of the Rule;

                    (iii)  Separate  ledger  accounts  required   by  subsection
                           (b)(2)(ii) and (iii) of the Rule; and

                    (iv)   A  monthly  trial  balance  of  all  ledger  accounts
                           (except   shareholder   accounts)   as   required  by
                           subsection (b)(8) of the Rule.

             (b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund:

                    (i)    Calculate  the net asset value  per  share  utilizing
                           prices  obtained   from   the  sources  described  in
                           subsection 1(b)(ii) below;

                    (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Trust's Board of Trustees;

                    (iii) Verify and reconcile with the Funds' custodian all daily trade activity;

                    (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, total returns, periodic performance, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                    (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                    (vi) Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

                    (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

                    (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

                    (ix)   Update   fund   accounting  system  to  reflect  rate
                           changes,  as  received   from   a  Fund's  investment
                           adviser, on variable interest rate instruments;

                    (x)    Post Fund transactions to appropriate categories;

                    (xi)   Accrue   expenses   of   each   Fund   according   to
                           instructions   received  from  the  Fund's  Financial
                           Administrator ;

                    (xii)  Determine the outstanding  receivables  and  payables
                           for   all   (1)   security  trades,  (2)  Fund  share
                           transactions and (3) income and expense accounts;

                    (xiii) Provide accounting  reports  in  connection  with the
                           Trust's regular annual audit and other audits and examinations by regulatory agencies; and

                    (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

             (c)    Special Reports and Services.

                    (i) BISYS may provide additional special reports upon the request of the Trust or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                    (ii) BISYS may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                    (iii) Prepare for review by the Trust and its legal counsel, and file, Form N-SAR, and SEC Rule 24f-2 notices.

                    (iv) Prepare and submit for approval by officers of the Trust a Fund expense budget, and review expense calculations.

                    (v) Prepare Fund income forecasts and submit for approval by officers of the Trust recommendations for Fund income dividend distributions.

             (d)    Additional Accounting  Services.   BISYS  shall also perform
                    the following additional accounting services for each Fund:

                    (i) Provide monthly a download (and hard copy thereof) of the unaudited financial statements described below, upon request of the Trust. The unaudited financial statements will include the following items:

                           Statement of Assets and Liabilities,
                           Statement of Operations,
                           Statement of Changes in Net Assets, and
                           Condensed Financial Information;

                    (ii)   Provide accounting information for the following:

                           (A) federal and state income tax returns and federal excise tax returns;
                           (B) the Trust's semi-annual reports to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR;
                           (C) the Trust's annual, semi-annual and quarterly (if any) shareholder reports;
                           (D) registration statements on Form N-1A and other filings relating to the registration of shares;
                           (E) the Administrator's monitoring of each Trust's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;
                           (F)   annual audit by the Trust's auditors; and
                           (G)   examinations performed by the SEC.

       2.    Subcontracting.

             BISYS may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that BISYS shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that BISYS shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

       3.    Compensation.

             Huntington shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto, as such Schedule may be amended from time to time. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the relevant month shall be prorated according to the proportion which the portion of the month during which this Agreement remains effective bears to the full monthly period, and shall be payable upon the date of termination of this Agreement. In addition, Huntington shall reimburse BISYS for its out-of-pocket costs incurred in connection with this Agreement, including those described in Section 4 below, as well as any and all costs and expenses (including reasonable attorney's fees) incurred by BISYS to collect any charges due under this Agreement.

       4.    Expenses and Expense Reimbursement.

       (a) Huntington agrees to promptly reimburse BISYS for any equipment and supplies specially ordered by or for Huntington through BISYS and for any other expenses not contemplated by this Agreement that BISYS may incur on any Fund's behalf at Huntington's request or with Huntington's consent.

             Each Fund will bear all expenses that are incurred in the operation of the Fund and not specifically assumed by BISYS. Expenses to be borne by each Fund include, but are not limited to: organization expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel's review of the Fund's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by BISYS under this Agreement); cost of any services contracted for by the Fund directly from parties other than BISYS; costs of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expense of Board members; the salary and expenses of any officer, director/trustee or employee of Huntington of the Fund; costs incidental to the preparation, printing and distribution of the Fund's registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation and filing of the Fund's tax returns, Form N-1A or N-2 and Form N-SAR, and all notices registrations and amendments associated with applicable federal and state tax and securities laws; fidelity bond and directors' and officers' liability insurance; and cost of independent pricing services used in computing each Fund's NAV.

       (b)   In addition, BISYS shall be entitled to receive the following fees:

             (i) Systems development fees billed at an hourly rate of $150 per hour, as approved by Huntington;

             (ii)   Ad hoc reporting fees billed at an agreed upon rate; and

             (iii)  Fees for pricing  the  securities  of  the  Fund pursuant to
                    Section 1(b)(ii) of this Agreement.

       5.    Standard of Care; Uncontrollable Events; Limitation of Liability.

             BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to Huntington for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

             BISYS  shall maintain adequate  and  reliable  computer  and  other equipment necessary or  appropriate  to  carry  out  its  obligations under this
Agreement. Upon Huntington's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS' reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or similar events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

             BISYS shall provide Huntington, at such times as Huntington may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement. BISYS shall also allow access to auditors employed by the Funds' administrator to perform a reasonable review of internal controls on a periodic basis, and said administrator may perform a review of BISYS's internal control procedures relevant to the services rendered under this Agreement; provided, however, that BISYS may require any such third party to execute a confidentiality agreement containing customary provisions necessary for the protection of confidential or proprietary information and appropriately limiting the use or further dissemination of any information obtained.

             NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

       6.    Term.

             This Agreement shall remain in effect through April 30, 2007. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause, or (iv) upon one hundred twenty
(120) days' advance written notice, as provided below. Written notice of nonrenewal must be provided at least one hundred twenty days prior to the end of any Rollover Period.


             For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

             Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of Huntington, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by Huntington upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from Huntington, in addition to the fees and disbursements provided by Sections 3 and 4 hereof, the amount of all of BISYS' cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Funds and/or their distributor or investment adviser and/or other parties of the Fund's property, records, instruments and documents.

       7.    Indemnification.

             Huntington agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by Huntington, the administrator or custodian of the Funds; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties; and further provided that prior to confessing or settling any claim against it which may be the subject of this indemnification, BISYS shall give Huntington written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.


             BISYS shall indemnify, defend, and hold Huntington harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

             The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby.


             The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

       8.    Record Retention and Confidentiality.

             BISYS shall keep and maintain on behalf of Huntington all books and records which the Funds and BISYS are, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be prepared and maintained at the expense of BISYS, but shall be the property of the Trust, and BISYS agrees to make such books and records available for inspection by the Trust, by Huntington or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and their shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

             In case of any request or demand for the inspection of such records by another party, BISYS shall notify Huntington and follow Huntington's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records in any case where (i) disclosure is required by law,
(ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by Huntington. BISYS shall provide Huntington with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable.

       9.    Activities of BISYS.

             The services of BISYS rendered to Huntington hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Directors, Trustees, officers, employees and Shareholders of the Trust or Huntington are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust or Huntington, and that BISYS may be or become interested in the Trust or Huntington as a shareholder or otherwise.

       10.   Reports.

             BISYS will furnish to Huntington and to the Trust's properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by Huntington in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. Huntington agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within ten (10) days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon Huntington and any other recipient, and, except as may be provided in Section 5 hereof, BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report.

       11.   Rights of Ownership.

             All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust or Huntington, as the case may be, and all such other records and data will be furnished to Huntington in appropriate form as soon as practicable after termination of this Agreement for any reason.

       12.   Return of Records.

             BISYS may at its option at any time, and shall promptly upon Huntington's demand, turn over to Huntington and cease to retain BISYS's files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to Huntington, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to Huntington unless Huntington authorizes in writing the destruction of such records and documents.

       13.   Representations and Warranties.

             (a)    Huntington represents  and warrants certifies to BISYS that:
(1) as of the close of business on the effective date of this Agreement, each Fund that is in existence as of the effective date has authorized unlimited shares; (2) this Agreement has been duly authorized by Huntington and, when executed and delivered by Huntington, will constitute a legal, valid and binding obligation of Huntington, enforceable against Huntington in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and (3) the Services Agreement has been duly approved and executed by the Trust and Huntington, and Huntington has full power and authority thereunder to enter into this Agreement and retain BISYS' services hereunder on behalf of the Trust.

             (b) BISYS represents and warrants that: (1) the various procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of Huntington and BISYS's records, data, equipment facilities and other property used in the performance of its obligations hereunder are reasonably adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

                    EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

       14.   Insurance.

             BISYS   shall   maintain  a  fidelity  bond  covering  larceny  and
embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of Huntington, BISYS shall provide evidence that coverage is in place. BISYS shall notify Huntington should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify Huntington of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify Huntington should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

       15.   Information Furnished by Huntington.

             Huntington has furnished to BISYS the following, as amended and current as of the effective date of this Agreement:

             (a) A copy of the Agreement and Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed;

             (b)    A copy of the Trust's Bylaws and any amendments thereto;

             (c)    A copy of the Services Agreement; and

             (d) A list of all officers of the Funds and any other persons (who may be associated with the Funds or its investment advisor), together with specimen signatures of those officers and other persons, who are authorized to instruct BISYS in all matters.

             (e) Two copies of the Prospectuses and Statement of Additional Information of each Fund.

       16.   Information Furnished by BISYS.

             BISYS has furnished to Huntington evidence of the following:

             (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

             (b) Authorization of BISYS to act as sub-fund accountant for the Funds.

       17.   Amendments to Documents.

             Huntington shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 15 hereof forthwith upon such amendments or changes becoming effective. In addition, Huntington agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Funds which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless Huntington first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

        18. Legal Advice; Reliance on Prospectus and Instructions.

             BISYS shall notify Huntington at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement. After so notifying Huntington, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of Huntington unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard of BISYS' responsibilities and duties hereunder, and BISYS shall in no event be liable to Huntington or any Fund or any shareholder or beneficial owner of the Funds for any action reasonably taken pursuant to such advice.

             As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Funds relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Funds unless BISYS receives written instructions to the contrary in a timely manner from Huntington.

             Also, BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of Huntington until receipt of written notice thereof from Huntington.

       19.   Compliance with Law.

              Except for the obligations of BISYS set forth in Section 8 hereof, Huntington and the Trust assume full responsibility for the preparation, contents and distribution of each prospectus of the Funds as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Funds' shares.

       20.   Notices.

             Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to Huntington, at: Huntington National Bank, at 41 South High Street, Columbus, OH 43215, Attention: B. Randolph Bateman with a copy to the Funds at 3435 Stelzer Road, Columbus, OH 43219, Attn: Bryan Haft, and if to BISYS at 3435 Stelzer Road, Columbus, OH 43219, Attention: President.

       21.   Assignment.

             This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.


       22.   Governing Law.

             This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio to the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

       23.   Privacy.

             Nonpublic personal financial information relating to consumers or customers of a Fund provided by, or at the direction of Huntington to BISYS, or collected or retained by BISYS to perform its duties as fund accountant of the Funds shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of Huntington or as required or permitted by law. BISYS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Funds. Huntington represents to BISYS that the Trust have adopted a Statement of privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

       24.   Miscellaneous.

       (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

       (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

       (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

       (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of Huntington or the Funds (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Fund's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                 HUNTINGTON NATIONAL BANK, N.A.

                                 By:
                                 Name:
                                 Title:


                                 BISYS FUND SERVICES OHIO, INC.

                                 By:
                                 Name:
                                 Title:
                                 Dated:  June 23, 2006